-------------------------               UNITED STATES SECURITIES AND EXCHANGE COMMISSION              ------------------------------
         FORM 3                                      Washington, D.C. 20549                                     OMB Approval
-------------------------           INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES           ------------------------------
                                                                                                       OMB Number:        3235-0104
                             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   Expires:   December 31, 2001
                               Section 17(a) of the Public Utility Holding Company Act of 1935 or      Estimated average burden
                                       Section 30(f) of the Investment Company Act of 1940             hours per response.......0.5
                                                                                                      ------------------------------

    (Print or Type Responses)
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1.  Name and Address of Reporting Person*   2. Date of Event Requiring    4. Issuer name and Ticker or Trading Symbol
                                               Statement (Month/Day/Year)

                                               01/02/01                      U.S. INDUSTRIES, INC. (USI)
    PUNAL        FRANCISCO      V        -----------------------------------------------------------------------------------------
    ------------------------------------    3. I.R.S. Identification      5. Relationship of Reporting  6. If Amendment, Date of
    (Last)        (First)      (Middle)        Number of Reporting           Person(s) to Issuer           Original
                                               Person, if an entity          (Check all applicable)        (Month/Day/Year)
    101 WOOD AVENUE SOUTH, 6TH FLOOR           (voluntary)
    ------------------------------------                                     [ ] Director
                (Street)                                                     [X] Officer                ----------------------------
                                                                                 (give title below)     7. Individual or Joint/Group
                                                                             [ ] 10% Owner                 Filing
                                                                             [ ] Other                     (Check Applicable Line)
    ISELIN          NJ           08830                                           (specify below)           [X] Form filed by One
    ------------------------------------                                                                       Reporting Person
    (City)        (State)        (Zip)                                       VICE PRESIDENT                [ ] Form filed by More
                                                                             -------------------------         than One Reporting
                                                                                                               Person
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                                        TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1. Title of Security                        2. Amount of Securities     3. Ownership Form: Direct (D)    4. Nature of Indirect
   (Instr. 4)                                  Beneficially Owned          or Indirect (I) (Instr. 5)       Beneficial Ownership
                                               (Instr. 4)                                                   (Instr. 5)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 5(b)(v).

                    POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM
                     ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER

                                                                                                                         Page 1 of 2
                                                                                                                     SEC 1473 (3-99)

FORM 3 (CONTINUED)

         TABLE II-- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of                2. Date Exer-           3. Title and Amount of         4. Conversion or    5. Ownership     6. Nature of
   Derivative                 cisable and             Securities Underlying          Exercise Price      Form of          Indirect
   Security                   Expiration              Derivative Security            of Derivative       Derivative       Beneficial
   (Instr. 4)                 Date                    (Instr. 4)                     Security            Security:        Ownership
                              (Month/Day/Year)                                                           Direct (D) or    (Instr. 5)
                                                                                                         Indirect (I)
                                                                                                         (Instr. 5)
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                              Date      Expira-       Title             Amount or
                              Exer-     tion                            Number of
                              cisable   Date                            Shares
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Option                        01/02/02  01/02/11      Common Stock      12,500       $8                  D
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Option                        01/02/03  01/02/11      Common Stock      12,500       $8                  D
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Option                        01/02/04  01/02/11      Common Stock      12,500       $8                  D
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Option                        01/02/05  01/02/11      Common Stock      12,500       $8                  D
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Explanation of Responses:



                                                                              /s/ FRANCISCO V. PUNAL               02/12/2001
**      Intentional misstatements or omissions of facts constitute       -----------------------------------   --------------------
        Federal Criminal Violations.                                      ** Signature of Reporting Person             Date
        See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                                                                           PUNAL, FRANCISCO V
Note:   File three copies of this Form, one of which must be manually      101 WOOD AVENUE SOUTH
        signed.  If space is insufficient, see Instruction 6 for           6TH FLOOR
        procedure.                                                         ISELIN, NJ 08830
                                                                           U.S. INDUSTRIES, INC. (USI)
                                                                           01/02/2001

Potential persons who are to respond to the collection of information contained in this form                            Page 2 of 2
are not required to respond unless the form displays a currently valid OMB control number.                          SEC 1473 (3-99)